                                                                                                               Exhibit 11
                                                      McDONALD'S CORPORATION
                                         STATEMENT RE:  COMPUTATION OF PER SHARE EARNINGS
                                   Dollars and shares in millions, except per common share data




                                                                                Nine Months Ended         Quarters Ended
                                                                                  September 30             September 30
                                                                                1997        1996         1997        1996
                                                                                ----        ----         ----        ----


         Net income                                                          $1,231.6    $1,162.6       $448.9      $440.6


         Preferred stock dividends                                              (20.7)      (20.7)        (6.9)       (6.9)


         Net income available to common shareholders                         $1,210.9    $1,141.9       $442.0      $433.7
                                                                             ========    ========       ======      ======

         Weighted average number of common shares outstanding during the
         period (A)                                                             689.9       699.1        688.5       697.8


         Additional shares related to potentially dilutive securities            16.4        19.1         15.9        17.9
                                                                              -------     -------      -------     -------

         Adjusted weighted average common shares                                706.3       718.2        704.4       715.7
                                                                              =======     =======      =======     =======

         Fully diluted net income per common share                             $ 1.71     $  1.59       $  .63      $  .61
                                                                              -------     -------      -------     -------


          NOTES:

          (A)  Refer to Condensed consolidated statement of income on page 4 and to Financial comments -
               Net income per common share on page 6 of this report.
